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                                                                    EXHIBIT 23.1



                         Independent Auditors' Consent


The Board of Directors
Rawlings Sporting Goods Company, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-86354) on Form S-8 of Rawlings Sporting Goods Company, Inc. of our report dated June 28, 2002, with respect to the statement of assets available for plan benefits of the Rawlings Sporting Goods Company, Inc. Savings Plan as of December 31, 2001, and the related statement of changes in assets available for plan benefits for the year then ended, and the related schedules, which report appears in the December 31, 2001, annual report on Form 11-K of Rawlings Sporting Goods Company, Inc.


St. Louis, Missouri
July 1, 2002